Exhibit 99.1

Steve Russell, Chairman
Paul Will, CFO
Celadon Group, Inc.
One Celadon Drive
Indianapolis, IN 46235-4207
317-972-7000

CELADON GROUP REPORTS ANOTHER QUARTER OF RECORD NET INCOME AND ANNOUNCES 3-FOR-2 STOCK SPLIT

INDIANAPOLIS, IN - January 19, 2006 Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three and six months ended December 31, 2005, the second fiscal quarter of the company’s fiscal year ending June 30, 2006.

For the quarter, revenue increased 12.5%, to $120.3 million from $106.9 million in the 2004 quarter. Freight revenue, which excludes fuel surcharges, was up 5.9%, to $102.9 million from $97.2 million in the 2004 quarter. Net income increased 71.4%, to $4.8 million from $2.8 million for the 2004 quarter year. Earnings per diluted share improved by 70.4%, to $0.46 from $0.27 for the 2004 quarter. The December quarter marked the highest quarterly net income and earnings per share for a quarter in the history of the company.

For the six months ended December 31, 2005, revenue increased 12.7%, to $238.2 million from $211.3 million for the same period last year. Freight revenue was up 5.5%, to $206.2 million from $195.5 million for the same period last year. Net income increased 72.7%, to $9.5 million from $5.5 million for the same period last year. Earnings per diluted share increased 70.4%, to $0.92 from $0.54 the same period last year.

Chairman and CEO Steve Russell commented on the quarter: “Celadon produced record revenue, net income, and earnings per diluted share in the December 2005 quarter on strong operating results across nearly all measures. Average revenue per tractor per week, excluding fuel surcharge, our main measure of asset productivity, improved by 4.6%, to $2,956 from $2,826, as a result of higher rates per mile. Our average revenue per loaded mile, excluding fuel surcharge, increased by 5.7%, to $1.49 from $1.41, while average revenue per total mile, excluding fuel surcharge, improved 4.6%, to $1.37 from $1.31. Our operating ratio (defined as operating expenses, net of fuel surcharge, as a percentage of freight revenue) improved from 94.6% to 92.4%.

“Our results for the quarter were assisted by a favorable relationship between freight demand and truckload capacity. We believe capacity growth in our industry continues to be constrained by a shortage of qualified drivers. We address the driver shortage by recruiting safe and experienced drivers, providing newer equipment, and offering competitive compensation and lifestyle programs. We believe our continued commitment to the quality of life of our drivers helps keep our trucks seated with drivers, lowers our costs, improves customer service, and contributes to improved safety for the driving public. Two areas where our focus is evident are safety and driver turnover. We were recently notified by the Truckload Carriers Association that Celadon is one of three finalists for the award to the safest large fleet in America for 2005. We previously won the award in 2002 and 2004. Also, for the December quarter, our annualized driver turnover was approximately 70%, compared with an industry average of 135% published by the American Trucking Associations.

“We continued to invest in our revenue equipment during the quarter. The average tractor age is approximately 2.1 years, with a goal of 1.5 years based on a three year trade cycle, and the average trailer age is approximately 3.6 years, with a goal of 3.5 years based on a seven year trade cycle. We believe carefully managing the average age of our fleet allows us greater flexibility in addressing the cost and reliability issues involving tractor engines designed to comply with stricter emissions requirements in 2007 and generally lowers our operating expenses.

“Even with substantial investments in the fleet, at December 31, 2005, our balance sheet reflected $8.5 million in cash, $7.5 million in borrowings and capitalized leases, and $108.7 million of total stockholders’ equity. For the six months, we invested approximately $19 million in cash to purchase new tractors.”

Mr. Russell then addressed the company’s outlook: “Based on the recent operating environment, including freight demand that exceeds truckload capacity and moderating diesel fuel prices, we expect to continue to achieve modest rate increases that outpace increases in our costs. Our intermediate term goal remains an operating ratio of 90% or better.”

As additional information, the company noted the impact of stock appreciation rights (SARs) on its results for the quarter ended December 31, 2005. Generally, the company’s SARs vest over four years and pay the recipient a cash amount equal to the increase in the company's stock price after the grant date. Stock price fluctuations require an adjustment in each quarter. The Company's stock price increase between September 30 and December 31 resulted in approximately $940,000 of additional pretax compensation expense in the second quarter. This amounts to approximately 90 basis points on the operating ratio and five cents per diluted share for the quarter.

In other news, the company announced today that its board of directors has declared a 3-for-2 stock split on all shares of its outstanding common stock that will be effected in the form of a 50% stock dividend. The stock split will entitle all stockholders of record as of the close of business on February 1, 2006, to receive one additional share of common stock for every two shares of common stock held on that date. The additional shares will be distributed to stockholders on or about February 15, 2006. Cash will be paid in lieu of issuing fractional shares. The company currently has approximately 10,092,000 shares of common stock outstanding, and after giving effect to the stock split, will have approximately 15,138,000 shares outstanding. The board of directors believes the increase in outstanding shares will enhance the trading of the company’s stock.

Conference Call Information

An investor conference call is scheduled for Friday, January 20, at 11:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial (866) 362-4820 (international calls 617-597-5345) pin number 14198535 a few minutes prior to the start time. A replay will be available through March 20, 2006, by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 45347295.

This call is being webcast by CCBN and can be accessed on Celadon’s web site at http://www.celadontrucking.com. Any statistical and financial information that is expected to be discussed during the conference call also will be available at http://www.celadontrucking.com.

Founded in 1985, Celadon Group Inc. (http://www.celadongroup.com) is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon also owns TruckersB2B Inc. (http://www.truckersb2b.com) which provides cost savings to about 19,000 member fleets.

Celadon is traded on the NASDAQ under the ticker symbol CLDN and is a component of the Russell Microcap Index.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. In this press release, these statements include, without limitation, statements relating to anticipated capacity constraints and freight demand in the industry, our ability to obtain rate increases, the effectiveness of our fuel surcharge program, the average age of our tractor and trailer fleet, driver turnover, the composition of our customer base, and our expected future results.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of industry fundamentals is incorrect; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value amounts)

	December 31, 2005	June 30, 2005
A S S E T S	(unaudited)

Current assets:
Cash and cash equivalents	$8,478	$11,115
Trade receivables, net of allowance for doubtful accounts of $1,934 and $1,946 at December 31, 2005 and June 30, 2005	53,061	55,760
Accounts receivable - other	1,165	2,727
Prepaid expenses and other current assets	8,226	3,599
Tires in service	3,109	3,308
Income tax receivable	533	---
Deferred income taxes	2,424	2,424
Total current assets	76,996	78,933
Property and equipment	92,875	88,230
Less accumulated depreciation and amortization	31,323	30,685
Net property and equipment	61,552	57,545
Tires in service	1,658	1,739
Goodwill	19,137	19,137
Other assets	2,585	2,089
Total assets	$161,928	$159,443

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$5,116	$4,465
Accrued salaries and benefits	6,628	11,141
Accrued insurance and claims	10,055	10,021
Accrued independent contractor expense	234	1,265
Accrued fuel expense	1,248	6,104
Other accrued expenses	13,749	10,222
Current maturities of long-term debt	1,008	1,057
Current maturities of capital lease obligations	225	788
Income tax payable	---	265
Total current liabilities	38,263	45,328
Long-term debt, net of current maturities	5,194	4,239
Capital lease obligations, net of current maturities	1,118	1,260
Deferred income taxes	8,637	10,100
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 12,000,000 shares; issued 10,091,882 and 10,050,449 shares at December 31, 2005 and June 30, 2005	333	332
Additional paid-in capital	89,046	89,359
Retained earnings	21,027	11,544
Unearned compensation of restricted stock	---	(711)
Accumulated other comprehensive loss	(1,715)	(2,033)
Total stockholders’ equity	108,691	98,491
Total liabilities and stockholders’ equity	$161,928	$159,443

Key Operating Statistics

	For the three months ended December 31, 2005	For the three months ended December 31, 2004
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile(*)	$1.487	$ 1.413
Average revenue per total mile(*)	$1.373	$1.313
Avg. revenue per tractor per week (*)	$2,956	$2,826
Average miles per tractor per week	2,153	2,152
Average tractors(**)	2,255	2,257
Tractors at end of period (***)	2,581	2,479
Trailers at end of period (***)	7,727	6,842

*	Excluding fuel surcharges.
**	Excludes tractors operated by our Mexican subsidiary, Jaguar.
***	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2005	2004	2005	2004
Revenue:
Freight revenue	102,888	97,249	206,228	195,478
Fuel surcharges	17,386	9,622	31,981	15,786
	120,274	106,871	238,209	211,264

Operating expenses:
Salaries, wages and employee benefits	35,468	32,395	70,331	65,569
Fuel	27,928	18,890	54,148	36,750
Operations and maintenance	7,442	8,899	14,724	17,807
Insurance and claims	3,961	3,326	7,347	6,330
Depreciation, amortization	2,921	3,634	6,084	7,002
Revenue equipment rentals	10,255	8,634	20,626	16,512
Purchased transportation	17,840	19,504	35,663	38,044
Costs of products and services sold	1,347	1,113	2,641	2,316
Professional and consulting fees	702	524	1,553	1,025
Communications and utilities	1,024	1,022	2,043	2,054
Operating taxes and licenses	2,153	2,095	4,213	4,180
General and other operating	1,458	1,565	2,965	3,086
Total operating expenses	112,499	101,601	222,338	200,675

Operating income	7,775	5,270	15,871	10,589

Other (income) expense:
Interest income	(77)	(3)	(78)	(6)
Interest expense	197	338	499	688
Other (income) expense, net	1	31	26	7
Income before income taxes	7,654	4,904	15,424	9,900
Provision for income taxes	2,855	2,130	5,941	4,375
Net income	$4,799	$2,774	$9,483	$5,525

Earnings per common share:
Diluted earnings per share	$0.46	$0.27	$0.92	$0.54
Basic earnings per share	$0.48	$0.28	$0.94	$0.57
Average shares outstanding:
Diluted	10,354	10,154	10,334	10,157
Basic	10,085	9,801	10,071	9,781

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